                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
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    / /  Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               CHIRON CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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     and 0-11.
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
[LOGO]

                                                                   April 4, 2000

To the Stockholders of
CHIRON CORPORATION

    You are cordially invited to attend the Annual Meeting of Stockholders of Chiron Corporation on May 25, 2000, at 10:00 a.m., which will be held in the auditorium at our Emeryville headquarters, 1450 53rd Street, Emeryville, California 94608.

    At this year's meeting you will be asked to elect three directors and to ratify the selection of the independent auditors. The accompanying Notice of Annual Meeting and Proxy Statement describe these proposals. We urge you to read this information carefully.

    Also included in this package is Chiron's 1999 Annual Report. The Annual Report is in summary form, and contains selected financial data, our letter to stockholders, and highlights of operations. You will find the Company's audited consolidated financial statements in the Company's Annual Report on Form 10-K for 1999, which accompanies the Annual Report.

    Whether or not you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy promptly in the accompanying reply envelope. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so by giving notice and voting in person at the Annual Meeting.

    We look forward to seeing you at the Annual Meeting.

                                          /S/ SEAN P. LANCE

                                          Sean P. Lance,

                                          CHAIRMAN OF THE BOARD AND
                                          CHIEF EXECUTIVE OFFICER

                               CHIRON CORPORATION
                               4560 HORTON STREET
                          EMERYVILLE, CALIFORNIA 94608
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 25, 2000

TO THE STOCKHOLDERS OF CHIRON CORPORATION:

    You are hereby notified that the Annual Meeting of Stockholders of Chiron Corporation ("Chiron" or the "Company") will be held at 1450 53rd Street, Emeryville, California, on Thursday, May 25, 2000, at 10:00 a.m., for the following purposes:

        1. To elect three directors to hold office until the Annual Meeting of Stockholders in the year 2003;

        2. To ratify the selection of KPMG LLP as independent auditors for the fiscal year ending December 31, 2000; and

        3. To transact such other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    Stockholders of record at the close of business on March 27, 2000 will be entitled to vote at the Annual Meeting.

    WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE REPLY ENVELOPE PROVIDED. The prompt return of your proxy will assist us in preparing for the Annual Meeting. Even if you have returned your proxy, you may still vote in person if you attend the Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to attend and vote at the meeting, you must obtain from such broker, bank or other nominee a proxy issued in your name.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ WILLIAM G. GREEN

                                          William G. Green,

                                          SECRETARY

Emeryville, California
April 4, 2000

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 25, 2000

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of CHIRON CORPORATION, a Delaware corporation ("Chiron" or the "Company"), for use at the Annual Meeting of Stockholders of Chiron (the "Annual Meeting"), and at any continuation or adjournment thereof. The Annual Meeting will be held on Thursday, May 25, 2000 at 10:00 a.m. in the auditorium at the Company's Emeryville headquarters, 1450 53rd Street, Emeryville, California 94608. These proxy materials were first mailed to stockholders on or about April 4, 2000.

VOTING BY PROXY AND REVOCABILITY OF PROXIES

    If you are unable to attend the Annual Meeting, you may vote by proxy. The enclosed proxy is solicited by the Chiron Board of Directors and, when the proxy card is returned properly completed, it will be voted as you direct on your proxy card. You are urged to specify your choices on the enclosed proxy card. If a proxy card is signed and returned without choices specified, in the absence of contrary instructions, the shares of Chiron common stock ("Common Stock") represented by such proxy will be voted "FOR" Proposals 1 and 2 and will be voted in the proxy holders' discretion as to other matters that may properly come before the Annual Meeting.

    You may revoke or change your proxy at any time before it is exercised at the Annual Meeting. To do this, send a written notice of revocation or another signed proxy with a later date than appears on the proxy you wish to revoke to the Secretary of Chiron, William G. Green, at the Company's principal executive office. You also may revoke your proxy by giving notice and voting in person at the Annual Meeting.

    If your shares are held of record by a broker, bank or other nominee and you wish to attend and vote at the Annual Meeting, you must obtain from such broker, bank or other nominee a proxy issued in your name.

SOLICITATION

    The Company will pay the cost of soliciting these proxies, including printing, handling, and mailing of this Proxy Statement, the proxy and related material furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, custodians, nominees, and fiduciaries holding shares of Common Stock in their names which are beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners for their costs of forwarding proxy material to the beneficial owners. Certain officers, directors, and regular employees of Chiron may solicit proxies by telephone, facsimile or in person. These persons will receive no extra compensation for their services.

VOTING RIGHTS AND OUTSTANDING SHARES

    The Company has one type of security entitled to vote at the Annual Meeting, its Common Stock. If you were a stockholder of record of Common Stock at the close of business on March 27, 2000, you may vote at the Annual Meeting. Each share entitles you to one vote on each matter to come before the Annual

Meeting. On March 27, 2000, there were 180,734,035 shares of Common Stock issued and outstanding. The Certificate of Incorporation of the Company does not provide for cumulative voting.

VOTING OF SHARES HELD BY NOVARTIS

    The Company has a strategic alliance with Novartis AG ("Novartis"). As of February 1, 2000, Novartis held shares representing approximately 44% of the Company's outstanding Common Stock. A Governance Agreement dated as of
November 20, 1994 between the Company and Novartis (the "Governance Agreement") contains provisions relating to, among other things, the nomination of directors to the Company's Board of Directors. Under the terms of the Governance Agreement, Novartis is permitted to designate three candidates for nomination to the Board. (The number of candidates Novartis is permitted to designate declines if it owns less than 30% of the Company's outstanding Common Stock.) So long as the Board has the required number of directors designated by it, Novartis is required to be present for purposes of establishing a quorum at stockholder meetings relating to the election of directors, and further is required to vote all of its shares of Common Stock in favor of any nominee selected in accordance with the provisions of the Governance Agreement. The Company believes that Novartis will vote all of its shares in favor of each of the nominees named in Proposal 1.

    For more on the Company's relationship with Novartis, see "Certain Relationships and Related Transactions".

VOTING PROCEDURES

    All votes will be tabulated by the inspector of elections appointed for the Annual Meeting. The inspector of elections will separately tabulate affirmative votes, negative votes, abstentions and broker non-votes. (Broker non-votes are shares represented at the meeting, but with respect to which the authority to vote on a particular proposal has been withheld.) Shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining a quorum. With respect to the election of directors, abstentions and broker non-votes will be treated as not voted. The three director nominees who receive the greatest number of votes actually cast will be elected.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The Company's Restated Certificate of Incorporation, as amended, provides that the Board of Directors will be divided into three classes, each class consisting, as nearly as possible, of an equal number of directors elected for staggered three year terms. The Company's Bylaws currently provide for a 12-member Board and further provide that, at the Annual Meeting, the number of directors will be reduced to 11. The Governance Agreement provides that the Board will be comprised of a certain number of management directors (each, a "Management Director"), directors designated by Novartis (each, an "Investor Director"), and directors who meet certain criteria demonstrating their independence from both Chiron and Novartis (each, an "Independent Director"). See "Certain Relationships and Related Party Transactions--The Governance Agreement."

    There are four directors currently on the Board in the class whose term expires in 2000: Dr. Breu, Dr. Glaser, Mr. Lance, and Dr. Strijkert. Dr. Glaser has determined that he will not stand for reelection when his term expires. The Board of Directors has nominated Dr. Breu, Mr. Lance and Dr. Strijkert for reelection to the Board. If the foregoing nominees are elected at the Annual Meeting, the Board will be comprised of 11 members as contemplated by the Company's Bylaws and, accordingly, Dr. Glaser's decision not to stand for re-election will not create a vacancy on the Board. If elected at the Annual Meeting, each of these nominees would serve until the Annual Meeting in the year 2003 and until his successor is elected and qualified, or until such director's earlier death, resignation, or removal.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

    The persons named on the enclosed proxy (the "proxy holders") will vote for election of the above-named nominees unless you have withheld authority for them to do so on your proxy card. In the event that a nominee is unable to or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee named by the present Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable to or who will decline to serve as a director.

    Set forth below is biographical information for the nominees and for each person whose term will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE ANNUAL MEETING OF
  STOCKHOLDERS IN 2003

    RAYMUND BREU, age 55, a director of the Company since May 1999, is the Chief Financial Officer and a Member of the Executive Committee of Novartis AG.
Dr. Breu is responsible for all finance activities of the Novartis Group worldwide. He assumed those positions upon the formation of Novartis AG in December 1996, when Ciba-Geigy Limited merged with Sandoz Ltd. Prior to that, Dr. Breu spent over 20 years with Sandoz Ltd. and affiliates, serving as the Head of Group Finance and a Member of Sandoz Executive Board from 1993 to 1996; Group Treasurer of Sandoz Ltd. from 1990 to 1993; Chief Financial Officer of Sandoz Corporation from 1985 to 1990, where he was responsible for all Sandoz finance activities in the US; and Head of Finances for the affiliated companies of Sandoz in the UK from 1982 to 1985. Dr. Breu joined the Group Treasury of Sandoz in 1975, and holds a doctorate in mathematics.

    SEAN P. LANCE, age 52, was appointed President and Chief Executive Officer of the Company effective May 1, 1998, and was appointed Chairman of the Board upon the resignation of Dr. William J. Rutter from that position in May 1999. During the previous thirteen years, Mr. Lance held various executive positions with Glaxo Holdings plc, London, England. In October 1996 he was appointed Managing Director of Glaxo Wellcome plc and in January 1997 he was appointed Chief Operating Officer and Chief Executive Designate of Glaxo Wellcome plc. From 1993 to 1996, Mr. Lance was Executive Director of Glaxo Holdings, responsible for commercial operations in the Middle East, Africa, Europe and Latin America. Mr. Lance was also President of the International Federation of Pharmaceutical Manufacturers Associations from October 1996 to February 1998, an Executive Member of the International Committee of Pharmaceutical Research and Manufacturers of America, and a director of the British Pharma Group. He also served on the Steering Committee of Healthcare 2000.

    PIETER J. STRIJKERT, age 64, a director of the Company since 1987, is Chairman of the Board of three Dutch companies: IntroGene b.v., Pharming Group N.V. and UBiSys b.v. Previously, he was a member of the Management Board of Gist-Brocades N.V., a fermentation and pharmaceutical company headquartered in The Netherlands, from 1985 until 1995, and was Chairman of the Supervisory Board of International Bio-Synthetics b.v. Dr. Strijkert is a Director of Paratek Pharmaceuticals, Inc., Boston, Massachusetts and deVGen b.v., Ghent, Belgium.

DIRECTORS CONTINUING IN OFFICE UNTIL THE ANNUAL MEETING OF STOCKHOLDERS IN 2001

    VAUGHN D. BRYSON, age 61, a director of the Company since June 1997, is the President of Life Science Advisors. Mr. Bryson was a thirty-two year employee of Eli Lilly and Company ("Lilly") and served as the President and Chief Executive Officer of Lilly from 1991 to 1993. He was Executive Vice President of that company from 1986 until 1991. He served as a member of Lilly's Board of Directors from 1984 until his retirement in 1993. Mr. Bryson was Vice Chairman of Vector Securities International, Inc. from April 1994 to December 1996. He also is a director of Ariad Pharmaceuticals, Inc., Fusion Medical
Technologies, Inc., Amylin Pharmaceuticals, Inc., and Quintiles Transnational Corporation, and President of Clinical Products L.P.

    PIERRE E. DOUAZE, age 59, a director of the Company since 1995, was a member of the Executive Committee of management of Ciba-Geigy Limited from 1991 to 1996, and Head of Ciba-Geigy Limited's Pharma and Self-Medication Division from 1989 to 1996. From December 1996 through December 1997, he was a member of the Executive Committee of Novartis AG and Head of its Healthcare Division and Pharma Sector. In December 1997, Mr. Douaze retired from Novartis AG. He currently serves as the Vice Chairman of Ares-Serono and as Vice Chairman of Pharming N.V., and is a board member in the Galenica Group, Switzerland, and serves as a director of VIFOR.

    EDWARD E. PENHOET, age 59, a co-founder of the Company and a director since its inception in 1981, was appointed the Dean of the School of Public Health, at the University of California at Berkeley in July 1998. He served as Chief Executive Officer of the Company until May 1998, when Sean P. Lance became President and Chief Executive Officer and Dr. Penhoet became Vice Chairman of the Company. Dr. Penhoet has been a faculty member of the Biochemistry Department at the University of California, Berkeley, for 27 years. From
March 1997 to January 1999, Dr. Penhoet served as Chairman of the California Healthcare Institute, a public policy research and advocacy organization located in La Jolla, California.

    LEWIS T. WILLIAMS, age 50, joined the Company in August 1994 as Senior Vice President and President of Chiron Technologies. In 1998, he was promoted to Chief Scientific Officer of the Company. In May 1999, he was appointed a Director of the Company. From 1988 until joining the Company, he was a professor of medicine at the University of California, San Francisco. Prior to joining UCSF, he was on the faculty of Harvard Medical School. In addition, he was a co-founder and director of COR Therapeutics, Inc. from 1988 until joining the Company. From 1992 to 1994, Dr. Williams served on the Scientific Advisory Board of Geron Corporation.

DIRECTORS CONTINUING IN OFFICE UNTIL THE ANNUAL MEETING OF STOCKHOLDERS IN 2002

    LEWIS W. COLEMAN, age 58, a director of the Company since 1991, is the Chairman of Banc of America Securities. He is a member of the Executive Committee of that firm. Prior to joining Banc of America Securities in December 1995, Mr. Coleman spent ten years at BankAmerica Corporation in San Francisco, where he began as Chief Credit Officer in the World Banking Group, Bank of America's wholesale banking division. He later became Head of Capital Markets and was responsible for all trading activity. He also served as Head of the World Banking Group before becoming Bank of America's Vice Chairman of the Board and Chief Financial Officer. Previously, he spent thirteen years with Wells Fargo & Co. in a variety of wholesale and retail banking positions, culminating his career there as Chairman of the Credit Policy Committee.
Mr. Coleman earned his B.A. in Economics from Stanford University. He is actively involved in community affairs in San Francisco.

    PAUL L. HERRLING, age 53, a director of the Company since 1997, is the Head of Research at Novartis Pharma AG and a member of the Novartis Pharma Executive Board. Previously, he was Head of Preclinical Research Basel and Vice President and Deputy Member of the Board of Management, Sandoz Pharma Ltd., from 1992 through 1993, and Head of Corporate Research and Senior Vice President and Member of the Board of Management for Sandoz Pharma Ltd. from 1994 through 1996.

    WILLIAM J. RUTTER, age 72, co-founder of the Company, served as Chairman of the Board from the Company's inception in 1981 until May 1999, when he became Chairman of the Board Emeritus. Contemporaneously, Sean P. Lance was designated the Company's Chairman. Dr. Rutter served as a director of Ciba and subsequently Novartis AG from 1995 until April 1999, then having reached the statutory age of retirement, stepped down from its board. Prior to joining Chiron he was affiliated with UCSF where he served as a Herzstein Professor and Director of the Hormone Research Institute from 1982 to 1988, and Chairman of the Department of Biochemistry and Biophysics, from 1969 to 1982. From 1997 to present, Dr. Rutter serves as Chairman of the Board for the Bay Area Life Science Alliance, an organization devoted to the development of UCSF Mission Bay Campus. From 1992 to 1999, Dr. Rutter served on the Board of Overseers, Harvard University. He has been on the Board for the Carnegie

Institution of Washington, from 1995 to present. Dr. Rutter currently serves on the Board of several privately-held biotechnology companies.

    JACK W. SCHULER, age 59, a director of the Company since 1990, is Chairman of Stericycle, Inc., a company that processes, sterilizes and recycles medical waste, and Chairman of Ventana Medical Systems, Inc., a company that develops and manufactures instruments/reagent systems that automate histology. From 1987 to 1989, he was President and Chief Operating Officer of Abbott Laboratories ("Abbott"). He joined Abbott in 1972 as Director of Sales and Marketing for the diagnostics division, and held a series of diagnostic sales and management positions. He served on the Abbott Board of Directors from 1985 to 1989.
Mr. Schuler is a member of the Board of Directors of Medtronic, Inc.

BOARD COMMITTEES AND MEETINGS

    The Board of Directors held a total of 12 meetings during 1999, including five actions adopted by unanimous written consent.

    From time to time the Company identifies opportunities for potential collaborations and other transactions or arrangements between the Company or one of its affiliates, on the one hand, and Novartis or one of its affiliates, on the other. Any such transaction is submitted to the Board for approval by a majority of Independent Directors in accordance with the Governance Agreement. Mr. Bryson, Mr. Coleman, Mr. Schuler, Dr. Strijkert and Dr. Glaser serve as Independent Directors. Dr. Penhoet, formerly a Management Director, was designated as an Independent Director in May 1999. During 1999, the Independent Directors held six meetings (in addition to the Board meetings described above).

    The Board has established six standing committees: an Audit Committee, a Compensation Committee, a Stock Option Plan Administration Committee, a Non-Employee Director Sub-Committee, a Nominating Committee, and a Strategic Planning Committee. The Strategic Planning Committee has not yet been activated. See "Certain Relationships and Related Transactions--The Governance Agreement-- Strategic Planning Committee". The Governance Agreement provides that the proportion of Investor Directors on each committee generally will be the same as the proportion of Investor Directors on the Board.

    The Audit Committee is responsible for finance, budget, audit, internal control, accounting, and related matters. Mr. Coleman serves as Chairman and Dr. Breu and Mr. Schuler are members. The Audit Committee held four meetings during 1999.

    The Compensation Committee's principal functions are to evaluate the performance of the Company's executive officers, to consider and plan for executive officer succession, to review and approve executive compensation, to review the design and competitiveness of the Company's compensation plans generally and to administer the Company's stock option, stock purchase and executive officer variable cash compensation plans pursuant to the terms of those plans. The members of the Compensation Committee are non-employee directors and are ineligible to participate in any of the plans or programs which are administered by the Committee. Mr. Bryson chairs the Committee and Mr. Coleman, Dr. Breu, Dr. Strijkert and Dr. Glaser serve as members. The Compensation Committee held seven meetings in 1999, including two actions adopted by unanimous written consent.

    The Board has delegated to the Stock Option Plan Administration Committee authority to make routine stock option grants calculated according to the policies, procedures and methodologies approved from time to time by the Compensation Committee, to any employee or consultant except executive officers and directors. Mr. Lance and, beginning in February 2000, Dr. Williams serve as members of the Stock Option Plan Administration Committee. Dr. Rutter also served as a member of the Committee until February 2000. In 1999, the Committee adopted 14 actions by unanimous written consent.

    The Board has delegated to a Non-Employee Director Sub-Committee authority to approve certain terms of stock awards approved from time to time by the Compensation Committee to officers and directors who are subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), authorizing transactions that, for purposes of Section 16, are or may be deemed the disposition of the option or the underlying Common Stock. Mr. Bryson, Mr. Coleman and Dr. Strijkert serve as members of the Non-Employee Director Sub-Committee. The Non-Employee Director Sub-Committee held four meetings during 1999, including two actions adopted by unanimous written consent.

    The Nominating Committee is responsible for matters relating to composition of the Board of Directors, including recruitment, nomination and succession. The Governance Agreement contains certain provisions relating to the composition of the Nominating Committee. See "Certain Relationships and Related Transactions--The Governance Agreement--Nomination of Directors and Voting of Shares". In 1999, Dr. Rutter chaired the Nominating Committee and Mr. Coleman and, beginning in May 1999, Dr. Breu served as members. Dr. Krauer was a member of the Committee until his resignation from the Company's Board in May 1999. The Committee held two meetings during 1999, including one action adopted by unanimous written consent. In February 2000, Mr. Lance and Mr. Douaze were also appointed to the Committee; Dr. Breu, Mr. Coleman and Dr. Rutter continue to serve as members, with Dr. Rutter serving as chairman. The Nominating Committee has not established a procedure for considering nominees for director nominated by stockholders of the Company. Stockholders may nominate candidates for director in accordance with the advance notice and other procedures contained in the Company's Bylaws.

    During 1999, all of the directors, except Dr. Breu, attended at least
75 percent of the combined total number of meetings (including actions by written consent) of the Board and committees on which they served. Dr. Breu attended 73% percent of the combined total number of meetings of the Board and committees on which he serves.

                                   PROPOSAL 2
               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors has selected KPMG LLP to serve as the Company's independent auditors for the fiscal year ending December 31, 2000, and has directed that such selection be submitted for ratification by the stockholders at the Annual Meeting. Representatives of KPMG LLP are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

    Stockholder ratification of the selection of KPMG LLP as the Company's independent auditors is not required by the Company's Restated Certificate of Incorporation, as amended, or the Company's Bylaws or otherwise. In the event that a majority of the shares voting on the matter does not vote in favor of ratifying the selection of KPMG LLP, the Board of Directors will reconsider the selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent public accounting firm at any time during the year if the Board determines that such a change would be in the best interest of the Company.

    The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting on the matter will be required to ratify the selection of KPMG LLP.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

                           CERTAIN BENEFICIAL OWNERS

    The following table lists all persons known by Chiron to own beneficially, as of February 1, 2000, five percent or more of the outstanding shares of its Common Stock. On February 1, 2000, there were 180,171,305 shares of Chiron Common Stock outstanding.

                                                        AMOUNT AND
                                                        NATURE OF
                                                        BENEFICIAL      PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                    OWNERSHIP       OF CLASS
------------------------------------                 ----------------   --------
Novartis AG .......................................     79,319,796(1)(2)    44%
  Schwarzwaldallee 215
  CH-4002
  Basel, Switzerland

Fidelity Management & Research Co. ................     13,976,706          8%
  82 Devonshire Street
  Boston, MA 02109-3614

------------------------
(1) Under the terms of the Governance Agreement, Novartis is permitted to acquire up to 55% of the Company's Common Stock through market purchases and to participate pro rata in certain issuances of new securities by the Company. In addition, in certain instances, under the terms of a Market Price Option Agreement between Novartis and the Company, Novartis is permitted to purchase Common Stock directly from the Company upon the satisfaction of certain conditions. See "Certain Relationships and Related Transactions" for a further discussion of Chiron's relationships with Novartis.

(2) Includes 348,028 shares of the Company's Common Stock which underlie a convertible subordinated note held by Novartis.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of February 1, 2000 by: (i) each director; (ii) each individual that served as Chief Executive Officer during 1999 and the four other most highly compensated executive officers during 1999 (the "Named Executive Officers"); and (iii) all directors and executive officers as a group.

                                                        AMOUNT AND
                                                         NATURE OF
                                                        BENEFICIAL        PERCENT OF
NAME OF BENEFICIAL OWNER                            OWNERSHIP (1)(2)(3)     CLASS
------------------------                            -------------------   ----------
Raymund Breu......................................           5,730           *
Vaughn D. Bryson..................................          16,619           *
Lewis W. Coleman..................................          78,724           *
Rajen K. Dalal....................................         123,455           *
Pierre E. Douaze..................................          38,632           *
Donald A. Glaser..................................         322,628           *
William G. Green..................................         447,508           *
Paul L. Herrling..................................          18,161           *
Sean P. Lance.....................................         264,062           *
Edward E. Penhoet.................................         876,305           *
William J. Rutter.................................       3,890,381            2.2%
Jack W. Schuler...................................         107,204           *
Pieter J. Strijkert...............................          32,448           *
James R. Sulat....................................          64,434           *
Lewis T. Williams.................................         140,816           *
All directors and executive officers as a group
  (19 persons)....................................       6,460,558            3.6%

------------------------------

*   Less than 1%.

(1) This disclosure is made pursuant to certain rules and regulations promulgated by the Securities and Exchange Commission and the number of shares shown as being beneficially owned may not be deemed to be beneficially owned for other purposes. Unless otherwise indicated in the footnotes, each of the named individuals has sole voting and/or investment power with respect to such shares.

(2) The number of shares shown as beneficially held includes shares which the individuals shown have the right to acquire on February 1, 2000 or within 60 days thereafter, pursuant to outstanding options, in the following amounts: Dr. Breu, 5,730 shares; Mr. Bryson, 15,527 shares; Mr. Coleman, 74,443 shares; Mr. Dalal, 121,520 shares; Mr. Douaze, 36,819 shares;
    Dr. Glaser, 102,859 shares; Mr. Green, 423,384 shares; Dr. Herrling, 17,010 shares; Mr. Lance, 260,937 shares; Dr. Penhoet, 622,051 shares; Dr. Rutter, 1,173,639 shares; Mr. Schuler, 102,956 shares; Dr. Strijkert, 22,219 shares; Mr. Sulat, 62,188 shares; Dr. Williams, 132,167 shares; and all directors and executive officers as a group, 3,204,850 shares.

(3) The number of shares shown as beneficially held does not include the following amounts of Common Stock underlying automatic share rights issuable to each non-employee director: Dr. Breu, 2,166 shares; Mr. Bryson, 3,566 shares; Mr. Coleman, 3,786 shares; Mr. Douaze, 3,786 shares; Dr. Glaser, 3,786 shares; Dr. Herrling, 3,656 shares; Mr. Schuler, 1,939 shares and
    Dr. Strijkert, 3,786 shares. The share rights vest in equal installments over five years from the date of grant. The terms of the automatic share rights are described below in "Compensation of Directors and Executive Officers--Compensation of Directors". The number of shares shown as beneficially held does not include the following amounts of Common Stock underlying restricted share rights held by certain executive officers:
    Mr. Dalal, 50,000; Dr. Williams, 100,000; all executive officers as a group, 177,971. For a discussion of the terms of these restricted share rights, see the footnotes to the "Summary Compensation Table", below.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

    The Company pays each non-employee director a retainer fee of $16,000 per year; an additional fee of $2,000 for each meeting of the Board of Directors attended in person; an additional fee of $500 for each telephone meeting of the Board of Directors; and an additional fee of $200 per hour, to a maximum of $1,000 per day, for time spent on meetings of committees of the Board of Directors on days when no meeting of the Board of Directors is held. The Company also pays each non-employee director serving as chairman of one of the Board committees an additional retainer of $5,000 per year.

    Under the terms of their employment with Novartis, the Investor Directors are required to pay over to Novartis fees received from the Company for director services. At Novartis' request, the Company has agreed to pay these fees directly to Novartis.

    On the last business day of the second quarter of each fiscal year of the Company ("automatic grant date"), each continuing non-employee director automatically receives a nonstatutory option ("automatic option grant") to purchase that number of shares of Common Stock determined by dividing $100,000 (subject to cost-of-living increases after 1996) by the average stock price of a share of Common Stock over the preceding 12 months. On the date that a person first becomes a non-employee director (if other than an automatic grant date), he or she then receives an automatic option grant to purchase a pro rata number of shares of Common Stock, based on the number of months the non-employee director will serve as a director before the next automatic grant date. Each automatic option grant has an exercise price equal to the fair market value of the Common Stock on the date of grant and a term of ten years, but expires three months after the optionee ceases to serve as a director, employee, consultant or independent contractor (twelve months if due to disability or death). Automatic options are immediately exercisable, but the shares acquired are subject to repurchase by the Company at the original exercise price, if a non-employee director ceases to provide services to Chiron or its subsidiaries as a director, employee, consultant or independent contractor. This repurchase right lapses in equal annual installments over five years from the grant date, provided the director continues to provide services to the Company, and lapses immediately, in full, upon death or disability.

    Each newly elected or appointed non-employee director is automatically granted the right to receive that number of shares of Common Stock ("automatic share right") purchasable with $40,000 on the date of such election or appointment. (A similar $40,000 share right was granted to existing directors on the 1996 automatic grant date.) On each subsequent automatic grant date while the individual is serving as a non-employee director, the non-employee director is automatically granted a $25,000 share right. However, if a non-employee director is newly elected or appointed on a date other than an automatic grant date, then on the next automatic grant date after such election or appointment, the non-employee director is granted a pro rated $25,000 share right, based on the number of months the individual served as a non-employee director before such automatic grant date. The dollar values are subject to cost-of-living increases after 1996. Share rights vest in equal annual installments over five years from the date of grant, provided the non-employee director continues to provide services to the Company, and vest in full upon death or disability.

    Of the current directors, Mr. Lance and Dr. Williams are not eligible to receive automatic option grants and automatic share rights because they are employees of the Company. During 1999, Drs. Rutter and Penhoet also were not eligible to receive such grants because they were then employees of the Company; they became eligible to receive these awards in February 2000.

    In February 2000, Drs. Penhoet and Rutter each entered into one-year consulting agreements with the Company pursuant to which Dr. Rutter will receive $200,000 and Dr. Penhoet will receive $50,000 for certain consulting services to the Company.

COMPENSATION OF EXECUTIVE OFFICERS

    The following table shows for the fiscal years 1999, 1998, and 1997, respectively, certain information concerning compensation awarded or paid to or earned by the Named Executive Officers for all services rendered in all capacities to the Company:

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM COMPENSATION
                                              ANNUAL COMPENSATION                              AWARDS
                             -----------------------------------------------------   --------------------------
                                                                                                     SECURITIES
                                                                                      RESTRICTED     UNDERLYING    ALL OTHER
         NAME AND             FISCAL                                OTHER ANNUAL         STOCK        OPTIONS/    COMPENSATION
    PRINCIPAL POSITION         YEAR     SALARY ($)   BONUS ($)    COMPENSATION ($)   AWARDS ($)(7)    SARS (#)       ($)(8)
    ------------------       --------   ----------   ----------   ----------------   -------------   ----------   ------------
Sean P. Lance(1)               1999       700,000     1,000,000        --                --           100,000         79,952
  Chairman and Chief           1998       473,846       700,000        --                --           750,000        193,731
  Executive Officer            1997        --            --            --                --             --            --

Lewis T. Williams(2)           1999       416,923       315,000        --                --            50,000         29,703
  Chief Scientific Officer;    1998       412,646       247,950        --              1,693,750       50,000         26,236
  President, Chiron            1997       299,983       193,500        --                --            46,200          8,207
  Research & Development

William G. Green(3)            1999       377,692       285,000        --                --            50,000         27,863
  Senior Vice President,       1998       377,068       247,139        --                --            42,000          9,564
  Secretary and General        1997       342,764       159,640        --                --            45,600          8,970
  Counsel

Rajen K. Dalal(4)              1999       271,692       358,500        --                --            35,000         19,972
  Vice President;              1998       230,765       179,329        --                --            45,000         15,874
  President, Chiron Blood      1997       198,294       100,836        --                --            18,300         23,668
  Testing

William J. Rutter(5)           1999       440,000       135,000        --                --           262,500         29,819
  Chairman Emeritus            1998       456,923       345,840        --                --            75,000         50,240
                               1997       425,673       184,800        --                --            90,000         34,573

James R. Sulat(6)              1999       321,154       252,000        --                --            45,000          9,500
  Vice President, Chief        1998       228,462       158,993        --                --           150,000         --
  Financial Officer            1997        --            --            --                --             --            --

--------------------------
(1) Mr. Lance was appointed President and Chief Executive Officer effective
    May 1, 1998. "All Other Compensation" for Mr. Lance in 1998 includes $191,073 for relocation assistance and $2,658 paid on behalf of Mr. Lance by the Company for the purchase of life insurance. "All Other Compensation" for Mr. Lance in 1999 includes the following: a special award of $47,293 (see "Certain Employment Agreements"); $3,108 paid on behalf of Mr. Lance by the Company for the purchase of life insurance; Company contributions of $11,901 under the Company's Supplemental Employee Retirement Plan on behalf of Mr. Lance; and $11,250 for the lease of a vehicle by the Company for Mr. Lance's personal use.

(2) "All Other Compensation" for Dr. Williams includes Company contributions of $20,195 and $17,846 in 1999 and 1998, respectively, under the Company's Supplemental Employee Retirement Plan and $3,108 and $1,990 in 1999 and 1998, respectively, paid by the Company on Dr. Williams' behalf for the purchase of life insurance.

(3) "All Other Compensation" for Mr. Green includes $2,870 in 1999, $2,960 in 1998, and $2,242 in 1997 paid on his behalf by the Company for the purchase of life insurance. Also, included under "All Other Compensation" in 1999 are Company contributions of $18,593 under the Company's Supplemental Employee Retirement Plan on behalf of Mr. Green.

(4) "All Other Compensation" for Mr. Dalal in 1999, 1998 and 1997, respectively, includes: $1,931, $2,610 and $1,461 paid on behalf of Mr. Dalal by the Company for the purchase of life insurance and Company contributions of $11,641, $6,864 and $0 under the Company's Supplemental Employee Retirement Plan on behalf of Mr. Dalal.

(5) "All Other Compensation" for Dr. Rutter includes Company payments to him of $10,000 in 1999, $10,000 in 1998 and $10,000 in 1997 under the terms of a supplemental benefits agreement described under "Pension Agreements." Also included under "All Other Compensation" is $33,840 paid on behalf of Dr. Rutter by the Company in 1998 for the purchase of life insurance. "All Other Compensation" for Dr. Rutter in 1999 includes a $10,369 cash payment which Dr. Rutter elected to receive in lieu of certain benefits available under the Company's standard employee benefit package and $3,050 for the lease of a vehicle by the Company for Dr. Rutter's personal use.

(6) "All Other Compensation" in 1999 for Mr. Sulat includes Company contributions of $3,100 under the Company's Supplemental Employee Retirement Plan on behalf of Mr. Sulat.

(7) In January 1998, Dr. Williams was granted restricted share rights with respect to 100,000 shares of the Company's Common Stock. The share rights vest in December 2002, with earlier full vesting upon a change in control of the Company (other than by reason of an increase in Novartis' ownership interest), and earlier pro rata vesting in the event Dr. Williams' employment is terminated by the Company without cause or upon termination of employment due to death or permanent disability (based on the actual number of months worked after December 1997 plus, in the case of termination without cause, 36 months). At the end of 1999, Dr. Williams held restricted share rights with respect to 100,000 shares in the aggregate, with an aggregate value of $4,259,000 calculated in accordance with Securities and Exchange Commission rules using the value of the Company's shares at the end of 1999 ($42.59). Until such time as a stock certificate for shares underlying such share rights has been issued, Dr. Williams shall have no rights as a stockholder, including any rights to dividends.

    In January 2000, Mr. Dalal was granted restricted share rights with respect to 50,000 shares of the Company's Common Stock. The share rights vest 27,500 in January 2001, and the remaining 22,500 will vest ratably over the twelve month period ending January 2002. Until such time as a stock certificate for shares underlying such share rights has been issued, Mr. Dalal shall have no rights as a stockholder, including any rights to dividends.

(8) In addition to the items discussed in footnotes 1 - 7 above, "All Other Compensation" includes Company contributions of $6,400 each year under the Company's 401(k) Plan on behalf of each of the named executives, other than Mr. Lance and Mr. Sulat in 1998, to match pretax elective deferral contributions (included under Salary) made by each named executive to such plan in each year indicated. "All Other Compensation" does not include amounts paid to the Named Executive Officers for options surrendered pursuant to the Novartis option surrender program. See "Certain Relationships and Related Transactions--The Investment Agreement--Cash Payments to Certain Stock Option Holders" for a further discussion of these payments.

                       STOCK OPTION GRANTS AND EXERCISES

    The Company has granted options to its executive officers under the Company's 1991 Stock Option Plan. The following tables show certain information regarding options granted to, exercised by and held by the Named Executive Officers during 1999:

                    OPTION GRANTS IN FISCAL YEAR 1999(1)(2)

                                                                                         POTENTIAL REALIZED VALUE
                                                                                     AT ASSUMED ANNUAL RATES OF STOCK
                                                                                       PRICE APPRECIATION FOR OPTION
                                              INDIVIDUAL GRANTS                                  TERM (4)
                             ----------------------------------------------------   -----------------------------------
                                             % OF TOTAL
                              NUMBER OF       OPTIONS/
                              SECURITIES        SARS       EXERCISE
                              UNDERLYING     GRANTED TO     OR BASE
                             OPTIONS/SARS   EMPLOYEES IN     PRICE     EXPIRATION
NAME                          GRANTED(#)    FISCAL YEAR    ($/SH)(3)      DATE       0%($)       5%($)        10%($)
----                         ------------   ------------   ---------   ----------   --------   ----------   -----------

Sean P. Lance..............    100,000          2.2408       22.719      2/18/09      $-0-      1,428,765     3,620,779

William J. Rutter (5)......     62,500          1.4005       22.719      2/18/09      $-0-        892,978     2,262,987

                               200,000          4.4815       21.656      5/13/09      $-0-      2,723,890     6,902,887

Lewis T. Williams..........     50,000          1.1204       22.719      2/18/09      $-0-        714,382     1,810,389

William G. Green...........     50,000          1.1204       22.719      2/18/09      $-0-        714,382     1,810,389

James R. Sulat.............     45,000          1.0083       22.719      2/18/09      $-0-        642,944     1,629,350

Rajen K. Dalal.............     35,000          0.7843       22.719      2/18/09      $-0-        500,068     1,267,273

--------------------------
(1) In accordance with SEC rules, this table lists grants of stock options made in 1999. The grants reflected in the table were made in February 1999 based on, among other things, 1998 performance (other than the May grant to Dr. Rutter). In February 2000, the following grants of stock options were made based upon, among other things, 1999 performance: Mr. Lance, 300,000; Dr. Rutter, -0-; Dr. Williams, 75,000; Mr. Green, 68,000; Mr. Sulat, 83,000;
    Mr. Dalal, 35,000. The exercise price for options granted in February 2000 is $51.1563 per share, and the expiration date is February 24, 2010. In addition, in January 2000, stock options ("Performance Options") were granted to the Named Executive Officers pursuant to the Chiron Executive Long-Term Incentive Plan as follows: Mr. Lance, 250,000; Dr. Williams, 100,000; Mr. Green, 75,000; Mr. Sulat, 75,000; and Mr. Dalal, 60,000. The
    exercise price for these performance stock options is $42.9375 and the expiration date is January 3, 2010.

(2) In general, the options become exercisable as to 25 percent of the granted shares on the first anniversary of the date of grant and, for the balance, in equal monthly installments over the 36-month period thereafter, so long as service with the Company or one of its subsidiaries continues. To the extent not already exercisable, the options generally become exercisable in the event of an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company by means of sale, merger, reorganization or liquidation. However, an outstanding option will not be so accelerated if, in connection with such corporate transactions, the option is either assumed or replaced with a comparable option to purchase shares of capital stock of the successor corporation. The Performance Options vest seven years from the date of grant, unless the Company exceeds certain performance measurement standards set by the Board, in which case vesting is accelerated according to a schedule set by the Board. See "Compensation Committee Report on Executive Compensation", below.

(3) Upon exercise, the exercise price and any related tax withholding obligations may generally be paid in cash, or, in the Compensation Committee's discretion, in shares of Common Stock held by the optionee for the requisite period to avoid a charge to Chiron's earnings and valued as of the exercise date, or under certain conditions from the proceeds of a same day sale of the shares acquired upon exercise of the option. The Compensation Committee may also assist an optionee in the exercise of an option by authorizing a loan from the Company for the purchase price and related tax obligations.

(4) In accordance with Securities and Exchange Commission rules, these columns reflect hypothetical gains or "option spreads" that would exist for the respective options. These rules require that the gains be based on assumed rates of annual compounded stock price appreciation of 5 percent and 10 percent from the date the options were granted over the full ten-year option term. The market price of Chiron Common Stock in February 2009 would be $37.01 and $58.93 per share, respectively, and at May 2009 would be $35.28 and $56.17, respectively, at 5 percent and 10 percent annual compounded rates of appreciation. There can be no assurance that these assumed rates of appreciation or any appreciation will occur.

(5) In connection with his retirement as Chairman of the Board in May 1999, Dr. Rutter was granted an option for 200,000 shares of Common Stock. The option became exercisable as to 100% of the granted shares six months after the grant date and will remain exercisable during the ten-year term provided that Dr. Rutter continues to serve as a director or employee. In the event that he retires, the option (to the extent not already exercised) will remain exercisable for three years from such retirement date.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTION/SAR VALUES

                                                              NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                             OPTIONS AT FY-END(#)(1)      OPTIONS AT FY-END ($)(2)
                          SHARES ACQUIRED      VALUE       ---------------------------   ---------------------------
NAME                      ON EXERCISE(#)    REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                      ---------------   ------------   -----------   -------------   -----------   -------------

Sean P. Lance...........            0                0        194,271       655,729       4,182,907      13,953,068

William J. Rutter.......            0                0      1,059,057       135,207      25,796,302       2,834,679

Lewis T. Williams(3)....      185,144        2,746,834        111,158        93,054       3,255,245       3,282,877

William G. Green........       50,000        1,078,841        403,077        88,382      10,834,453       1,842,064

James R. Sulat..........            0                0         43,750       151,250         933,791       3,162,154

Rajen K. Dalal..........      109,538        1,201,610        107,566        65,960       2,523,530       1,393,445

------------------------
(1) Includes unexercised, unsurrendered options held at fiscal year end which the Named Executive Officers are entitled to surrender pursuant to the Novartis option surrender program, as follows (all exercisable): Mr. Lance, none; Dr. Rutter, 48,348; Dr. Williams, 12,812; Mr. Green, 931; Mr. Sulat, none; Mr. Dalal, 280.

(2) The value of all unexercised, unsurrendered options is calculated in accordance with Securities and Exchange Commission rules using the value of the Company's shares at the end of 1999 ($42.59). The amount payable under the Novartis option surrender program, $29.25 per share, is less than the year-end market value. Accordingly, the incremental value of options which the holder is entitled to surrender pursuant to the Novartis option surrender program was $0. See "Certain Relationships and Related Transactions--The Investment Agreement--Cash Payments to Certain Stock Option Holders".

(3) The value of Dr. Williams' unexercised options does not include restricted share rights. See footnote 7 to the "Summary Compensation Table", above.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Company's Compensation Committee are Mr. Bryson,
Mr. Coleman, Dr. Glaser, Dr. Strijkert and, beginning in May 1999, Dr. Breu. Until his resignation in May 1999, Dr. Krauer was also a member of the Committee.

    Dr. Rutter is a director of the Company and was Chairman of the Company and a member of the Board of Directors of Novartis until April 1999. Dr. Krauer was a member of the Company's Board of Directors until May 1999 and also served as Chairman of the Board of Directors of Novartis until his resignation in April 1999. Dr. Breu is a member of the Company's Board of Directors and Compensation Committee, is the Chief Financial Officer of Novartis AG and serves on the Executive Committee of Novartis AG. The Company has a strategic alliance with Novartis and in connection therewith has entered into a series of arrangements with Novartis. These arrangements contributed 8% of the Company's total revenues in 1999. See "Certain Relationships and Related Transactions" for a further description of Chiron's relationships with Novartis.

           COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION(1)

    The compensation of Chiron's executive officers is determined by the Compensation Committee of the Board of Directors. All members of the Compensation Committee during 1999 were non-employee directors. As required by the rules of the Securities and Exchange Commission, this Compensation Committee Report describes the Compensation Committee's compensation policies applicable to the Company's executive officers (including the Named Executive Officers), including the relationship of corporate performance to executive compensation.

COMPENSATION PHILOSOPHY

    Chiron's executive compensation programs seek to accomplish several major goals:

    - To align the interests of executive officers with the long-term interests of stockholders through participation in the Company's long-term, equity-based incentive compensation programs, principally stock options;

    - To motivate executives to achieve important business and individual performance objectives and to reward them when such objectives are met; and

    - To recruit and retain highly qualified executive officers by offering overall compensation that is competitive with that offered for comparable positions in similar companies.

    The Company, from time to time, employs independent compensation consulting firms to evaluate the Company's executive compensation programs. These firms have provided the Compensation Committee with survey data using analyses of benchmark positions from selected companies (the "Survey Groups") with whom the Company competes for the recruitment and retention of executive personnel(2). The survey information includes comparative data regarding base annual salaries, annual variable cash compensation, and long-term, equity-based incentives.

------------------------

(1) The material in this report and in the Common Stock price performance graph is not soliciting material, is not deemed filed with the Securities and Exchange Commission, and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language therein.

(2) See the "Common Stock Price Performance Graph", below. The graph provides stock performance information for groups of companies that include some, but not all, of the companies included in the Survey Groups.

    The Compensation Committee believes that total annual cash compensation should be competitive and that a significant portion of cash compensation should be "at risk". Therefore, base salaries for executive officers are targeted at the median (50th percentile) of the market, generally as determined by reference to the Survey Group information, and annual variable cash compensation awards are used to provide the potential, with excellent individual, business unit and overall Company performance, to bring total cash compensation well over the 50th percentile of the market.

    The Compensation Committee believes that stock option and other equity incentives awarded under the Company's 1991 Stock Option Plan serve to align the long-term interests of the Company's executive officers with the interests of its stockholders and contribute importantly to the recruitment and retention of executive personnel. Stock options generally are granted upon initial employment and annually thereafter with exercise prices equal to the prevailing market price at date of grant. Therefore, stock options will have value to the executive only to the extent that the market price for the Company's stock increases. Stock option grants generally become exercisable or "vest" in increments over four years, so long as service of the option recipient with the Company continues. The Compensation Committee expects that its long-term, equity-based incentive compensation plan will increasingly be linked to specific performance Company objectives. The Company also has granted restricted share rights to employees in highly valued positions as targeted retention incentives. Restricted share rights consist of the right to receive shares of the Company's Common Stock, subject to continued employment with the Company. In determining the size of stock option grants, the Committee does not consider long-term, equity-based awards previously granted, whether vested or unvested, or the aggregate number of outstanding stock options held by the recipients of the current awards.

    In 2000, the Company adopted a new Chiron Executive Long-Term Incentive Plan pursuant to which the Compensation Committee granted performance stock options under the 1991 Stock Option Plan to certain key executives, including the Named Executive Officers. These performance stock options generally vest only after seven years of service with the Company or upon earlier achievement of specified performance objectives. The objectives applicable to the options awarded in 2000 are the extent that Chiron Total Shareholder Return (TSR) over the next three years, measured principally by stock price, exceeds that attained by an index of competitor biotechnology and pharmaceutical companies (the "Benchmark Index")(3). The Plan is designed to provide aggregate long-term incentive compensation at the 75(th) percentile of the market for such compensation as reflected by the Survey Group if the vesting of all performance stock options is accelerated through achievement of Chiron TSR in excess of 125% of the Benchmark Index over the three year period through 2002.

    The Survey Group information serves as a general reference for the Compensation Committee. However, because of many factors, including the inherent lack of comparability between any individual officer's responsibilities, performance, and value to the Company and the average information from the Survey Groups, no element of any executive officer's compensation is determined solely or principally by reference to the Survey Group information.

COMPENSATION COMMITTEE PROCEDURES AND PERFORMANCE CONSIDERATIONS

    In February of each year, the Compensation Committee meets to consider the Company's performance and the performance of each executive officer for the prior year. For 1999, the Committee met on February 24, 2000 and reviewed the methodology used by senior management to assess such performance and to formulate recommendations for the compensation of all officers, including the Named Executive Officers. The Committee also sought input from other non-employee directors regarding the overall performance of the Company and its business units and the performance of Mr. Lance. At this meeting, the Compensation Committee approved the base salaries for 2000, the variable cash compensation for

------------------------

(3) The Benchmark Index is composed of 75% S&P Healthcare Index and 25% AMEX Biotech Index, and is the same index shown on the Common Stock Price Performance Graph, below, and used by the Board in establishing the Company's performance metric objectives and the Measurement Standards.

performance in 1999 and the award of stock options with respect to all executive officers. Similar meetings occurred in February 1999 to review the performance of the Company and the executive officers in 1998 and to determine each executive officer's base salary for 1999.

    The Committee reviewed the Company's performance, including specific performance objectives determined annually by the Board of Directors to satisfy the terms of the Governance Agreement between Chiron and Novartis (the "Measurement Standards").

    Based upon the compensation philosophy as described above and its review of performance and other factors, at its meeting on February 24, 2000, the Compensation Committee determined the base salaries for 2000 and annual variable cash compensation of the Named Executive Officers for 1999 as shown in the "Summary Compensation Table" above. It also granted stock options and performance stock options to the Named Executive Officers as shown in the footnotes to the Option Grants table above.

CHIEF EXECUTIVE OFFICER COMPENSATION

    Mr. Lance became President and Chief Executive Officer of the Company on
May 1, 1998. His initial compensation, including base salary, eligibility for annual variable cash compensation, and stock options, were negotiated when he was recruited by the Company and are reflected in his employment agreement. See "Certain Relationships and Related Transactions--Certain Employment Agreements".

    On February 24, 2000, the Committee approved for Mr. Lance a variable cash compensation award of $1,000,000. The Committee determined the variable cash compensation of Mr. Lance based principally upon the Company's overall performance in 1999, based in part upon the Board's conclusion that the Company had satisfied the Measurement Standards for 1999, composed of relative total stockholder return, earnings and revenue growth, and innovation milestones. The Compensation Committee also awarded stock options and performance stock options to Mr. Lance in the amounts set forth in footnote 1 to the Option Grants table above. These awards were based on, among other things, the Committee's subjective assessment of his performance and impact upon Company performance in 1999, and the extent to which his performance in the future is expected to create value for the Company's stockholders.

POLICY REGARDING SECTION 162(M)

    Section 162(m) of the Internal Revenue Code limits federal income tax deductions for compensation paid to each of the chief executive officer and the four other most highly compensated officers of a public company to $1,000,000 per year, but contains an exception for certain options and performance-based compensation. The Compensation Committee uses stock options, performance units and performance stock options that qualify for the performance-based exception to the Section 162(m) deduction limits. However, because the net cost of compensation, including its deductibility, is weighed by the Compensation Committee against many other factors in determining executive compensation, the Committee may determine that it is appropriate and in the best interests of the Company to authorize compensation that is not deductible, whether by reason of
Section 162(m) or otherwise. For example, the Compensation Committee elected not to grant awards of variable cash compensation for 1998 or 1999 in a manner that qualifies for the performance-based exception to Section 162(m), because it felt that the variable cash compensation of all officers should be administered consistently, using the Company's performance metrics to measure corporate and business unit performance. While these performance metrics generally are quantitative measures of performance, they include subjective innovation milestones that do not qualify for the performance-based exception to
Section 162(m).

                                          COMPENSATION COMMITTEE
                                          VAUGHN D. BRYSON, CHAIRMAN
                                          Raymund Breu
                                          Lewis W. Coleman
                                          Donald A. Glaser
                                          Pieter J. Strijkert

                      COMMON STOCK PRICE PERFORMANCE GRAPH

    The graph set forth below shows the value of an investment of $100 on December 31, 1994 in each of Chiron Common Stock, the Standard & Poor's Healthcare Composite Index ("S&P Healthcare") and the AMEX Biotechnology Index ("Amex Biotech"). The values are calculated as of December 31 of each year assuming reinvestment of dividends paid by the companies included in the indices. The bold line on the graph shows the value of an initial $100 investment in Chiron Common Stock over the five year period. In addition, a second line on the graph shows the value of such an investment adjusted to show the effect of the tender offer by Ciba-Geigy Limited in January 1995 for approximately 38 percent of the Company's Common Stock. For the purposes of that line, it is assumed that Ciba purchased through the tender offer 38 percent of a Chiron stockholder's shares and the stockholder used the proceeds to purchase additional shares of Chiron Common Stock at a post tender offering price of $14.69 (adjusted for the 1996 four-for-one stock split) on January 4, 1995.

    The comparisons in the graph (except for the total stockholder return of Chiron Common Stock adjusted for the tender offer) are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's Common Stock.

          CHIRON STOCK PRICE VS. S&P HEALTHCARE, AMEX BIOTECH INDICES
                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                   ON INVESTMENT OF $100 ON DECEMBER 31, 1994

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

YEAR END  CHIRON STOCK  CHIRON STOCK (ADJUSTED)  S & P HEALTH CARE INDEX  AMEX BIOTECH INDEX
1994               100                      100                      100                 100
1995               137                      189                      157                 163
1996                93                      127                      189                 176
1997                85                      116                      271                 198
1998               130                      179                      391                 226
1999               211                      290                      359                 477

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIP WITH NOVARTIS

    The Company has an alliance with Novartis, a life sciences company headquartered in Basel, Switzerland which was formed as a result of the December 1996 merger between Ciba-Geigy Limited ("Ciba") and Sandoz Limited. Through a series of transactions that became effective in January 1995, Ciba acquired shares of Common Stock which, when combined with shares already held by Ciba, represented 49% of the then-outstanding Common Stock of the Company; the Company acquired from Ciba all of the capital stock of Chiron Diagnostics Corporation (formerly Ciba Corning Diagnostics Corp.) ("Chiron Diagnostics"); and the Company acquired Ciba's interests in Chiron Vaccines Company and Chiron S.p.A. (formerly, The Biocine Company and Biocine S.p.A.). As a result of dilution stemming primarily from the issuance of Common Stock under the Company's employee stock option and stock purchase plans and in connection with certain acquisitions, as of February 1, 2000, Novartis held shares representing approximately 44% of the Company's outstanding Common Stock.

    In connection with these transactions, the Company and Ciba entered into certain governance, investment and related agreements which are described below.

    THE GOVERNANCE AGREEMENT

    STANDSTILL. Pursuant to the Governance Agreement, Novartis has agreed not to increase its ownership interest in the Company above 55% unless: (i) the acquisition of additional equity securities by Novartis is approved by a majority of the Independent Directors, (ii) the increase in Novartis' ownership interest is the result of an action by the Company (such as a purchase by the Company of outstanding Common Stock or a sale of Common Stock to Novartis or its affiliates by the Company), or (iii) the acquisition is part of a "buy-out transaction" in which Novartis acquires all of the outstanding capital stock of the Company in accordance with certain procedures set forth in the Governance Agreement.

    Pursuant to the Governance Agreement, Novartis may not propose or consummate a buy-out transaction before January 5, 2001. Novartis has no obligation to propose a buy-out transaction, and there are no "put" or "call" options obligating either Novartis or the Company with respect to a buy-out transaction. If Novartis proposes a buy-out transaction, it must offer to buy all of the outstanding equity securities of the Company at a price based upon the Third Party Sales Value as that term is defined in the Governance Agreement (to mean the value that an unaffiliated third party would be expected to pay for all the equity securities of the Company in an arm's-length transaction negotiated by a willing seller and a willing buyer).

    In the event of a proposed buy-out transaction, the Independent Directors acting solely on behalf of independent stockholders would consider the proposal and may accept it subject to stockholder approval, if otherwise required by law. If the Independent Directors do not accept the proposal, Novartis may request binding arbitration to determine the Third Party Sales Value subject to the right of the Independent Directors to delay the arbitration for a period of up to one year under certain circumstances. Following the determination of the Third Party Sales Value by arbitration, Novartis may either proceed with the proposed buy-out transaction at the Third Party Sales Value determined by arbitration or withdraw its proposed buy-out transaction pursuant to procedures and limitations set forth in the Governance Agreement.

    PROXY SOLICITATIONS AND VOTING TRUSTS. The Governance Agreement further provides that unless and until Novartis and its affiliates own all of the capital stock of the Company, they will not engage in any solicitation of proxies, initiate or encourage the initiation of any shareholder proposals or otherwise encourage any person with respect to the voting of equity securities of the Company; nor will they enter into any voting trust or similar arrangement for the voting of any shares of the Company's equity securities.

    ANTI-DILUTION PROVISIONS. Under the Governance Agreement, subject to certain exceptions, if the Board of Directors authorizes the issuance of any equity securities, Novartis will have the right to purchase a portion of such securities sufficient to preserve its ownership interest in the Company. If Novartis elects to purchase any such securities, it will do so at the same time and on the same terms and conditions as the new securities are issued and sold to third parties (except that, if such securities are issued for consideration other than cash, Novartis shall pay the fair market value thereof, as determined in accordance with the Governance Agreement).

    CERTAIN CORPORATE TRANSACTIONS. The Governance Agreement provides that, so long as Novartis owns at least 40% of the outstanding voting stock of the Company, the Company will not engage in certain corporate transactions without Novartis' approval and will not engage in certain other corporate transactions without the consent of a majority of the Investor Directors.

    TRANSACTIONS BETWEEN THE COMPANY AND NOVARTIS. The Governance Agreement provides that the Company will not enter into any material transaction with Novartis or any of its affiliates (other than those expressly contemplated by the Investment Agreement and the related agreements) unless such transaction is approved by a majority of the Independent Directors or holders of a majority of the voting stock which is held by unaffiliated stockholders.

    STRATEGIC PLANNING COMMITTEE. The Governance Agreement further provides that the Board will set and approve Measurement Standards to evaluate the Company's performance for each fiscal year, and that if the applicable Measurement Standards are not met for any fiscal year, a Strategic Planning Committee will be established to prepare and recommend to the Board a remedial plan intended to restore the Company to compliance with the Measurement Standards. If the Company fails to meet the Measurement Standards for two consecutive fiscal years, the Strategic Planning Committee will have the delegated power of the Board (until the applicable Measurement Standards are met for a full year) to set the compensation and terminate the employment of the Company's executive officers. The Governance Agreement provides that the Strategic Planning Committee will be comprised of the three Investor Directors, three Independent Directors and one Management Director and the Committee will act by the vote of a majority of its members, provided that the Management Director member will not be able to break any tie vote between the Investor Director members, on the one hand, and the Independent Director members, on the other hand. The Company has met the applicable Measurement Standards each year since the strategic alliance with Novartis was formed, so the Strategic Planning Committee has not been formed.

    NOMINATION OF DIRECTORS AND VOTING OF SHARES. The Governance Agreement provides that the Board will be comprised of 11 directors, and that the Nominating Committee of the Board will nominate three Management Directors, including the two most senior executives of the Company and three Investor Directors and the remaining members will be Independent Directors. The number of Investor Directors that Novartis is permitted to designate for nomination declines if its ownership interest in the Company is less than 30 percent. In May 1999, with Novartis' consent, Dr. Lewis T. Williams was appointed to the Board, bringing the total number of directors to 12 and, for purposes of the Governance Agreement, Dr. Williams was designated a Management Director and
Dr. Penhoet, who formerly had been a Management Director, was designated an Independent Director. In February 2000, for purposes of the Governance Agreement and with Novartis' consent, Dr. Rutter, who formerly had been a Management Director, was designated as a Director that is neither a Management Director, Investor Director nor Independent Director.

    The Governance Agreement further provides that, beginning in the year 2000, and so long as Novartis continues to own at least 40 percent of the outstanding capital stock of the Company, the Nominating Committee will be comprised of five members: two Investor Directors, two Independent Directors and one Management Director. The Management Director serving on the Nominating Committee will not be able to break any tie vote between all the Investor Director members, on the one hand, and all the Independent Director members, on the other hand. With the consent of Novartis and the Independent Directors,

Dr. Rutter continues to serve as a member of the Nominating Committee in a position specified by the Governance Agreement to be held by an Independent Director. Beginning in the year 2006, so long as Novartis owns at least
49 percent of the outstanding capital stock of the Company, the Investor Director members of the Nominating Committee will have a deciding vote to break any tie vote between all the Investor Director members, on the one hand, and all the Independent Director members, on the other hand.

    THE INVESTMENT AGREEMENT

    BANK DEBT GUARANTEE. Pursuant to the Investment Agreement Novartis agreed to guarantee the obligations of the Company under one or more revolving credit facilities. The principal amount of indebtedness under the guaranteed credit facilities outstanding at any one time may not exceed a specified cap. Currently, that cap is $402.5 million. The cap may be increased or decreased in certain circumstances set forth in the Investment Agreement, as amended. The Novartis guarantee will expire on January 1, 2008. Pursuant to a separate Reimbursement Agreement, the Company has agreed to reimburse Novartis for any payments made or out-of-pocket expenses incurred by Novartis in connection with the guarantee. The Reimbursement Agreement provides that the Company's obligations thereunder will be fully collateralized by collateral reasonably acceptable to Novartis. In 1999, Novartis guaranteed revolving credit facilities for the benefit of the Company totaling $100 million as well as $172.6 million of the Company's operating lease commitments. The Company's obligations under the Reimbursement Agreement have not been collateralized.

    DIAGNOSTICS PROMISSORY NOTE. In connection with the acquisition by the Company of Chiron Diagnostics in January 1995, all then-existing indebtedness of Chiron Diagnostics and its subsidiaries to Novartis was consolidated into a single loan evidenced by a promissory note in the amount of $50.8 million, maturing January 4, 2000. This promissory note was transferred to and assumed by the Company in December 1998 in connection with the sale of Chiron Diagnostics to Bayer Corporation. At the end of 1999, interest of $17.0 million, calculated at a variable rate based on the London Interbank Offered Rate ("LIBOR"), had accrued on the principal amount outstanding under that promissory note. The note and all interest accrued thereon were repaid in full in January 2000.

    THE LIMITED LIABILITY COMPANY AGREEMENT ("R&D FUNDING AGREEMENT"). The Investment Agreement also provides that Novartis will make certain research funding available to the Company. This commitment was memorialized in a Limited Liability Company Agreement between Novartis and the Company entered into in December 1995. The R&D Funding Agreement provides that Novartis will purchase interests in a limited liability company as a means of providing this funding.

    Under the R&D Funding Agreement, Novartis agreed to fund research and development expenses for certain projects (the "Funded Projects"), which currently consist of certain adult and pediatric vaccines, Insulin-Like Growth Factor-1, Factor VIII and HSV-tk. The Company may from time to time propose additional projects which it wishes Novartis to fund or partially fund. In exchange for providing the funding, Novartis has certain rights, as described below, in certain adult and pediatric vaccines, Insulin-Like Growth Factor-1, Factor VIII and HSV-tk (the "Products").

    The R&D Funding Agreement provides that, through December 2000, at Chiron's request, Novartis will fund 100% of the development costs of the Funded Projects incurred between January 1, 1995 and December 31, 1999. The amount of funding Novartis is obligated to provide is subject to an aggregate limit of $265 million. As of the end of 1999, the Company had received $252.9 million of the funding.

    In consideration of the funding provided by Novartis for the Funded Projects, Novartis has an interest in a stream of variable royalties in future worldwide sales from Products, if any, which are successfully developed. (There can be no assurance that any Products will be developed successfully.) Novartis also has co-promotional rights, in countries other than in North America and Europe, for certain adult vaccines. Under the R&D Funding Agreement, the Company has the right, but not the obligation, to buy out

Novartis' interests in these Products (including its interest in royalties as well as the co-promotion rights). The purchase price for the buy-out is an amount equal to the aggregate amount of R&D funding provided to the Company by Novartis under the R&D Funding Agreement (net of any payments to or profits earned by Novartis in connection with the Products) together with interest on such amount at LIBOR. The purchase price for the buy-out is payable in cash, or Common Stock, or a combination of the two. In the event of a buy-out, Novartis will retain certain marketing rights with respect to adult vaccines as to which it has then exercised its promotion rights. Chiron must provide notice to Novartis by January 1, 2002 as to whether it will exercise its buy-out right; if it does so, Chiron will have until January 1, 2005 to tender the purchase price for the buy-out.

    THE COOPERATION AND COLLABORATION AGREEMENT. Novartis and the Company have also entered into the Cooperation and Collaboration Agreement regarding research and development collaborations, marketing and manufacturing arrangements, access of each party to the other party's technology and reciprocal "most-favored nation" rights regarding certain licenses. The agreement provides a mechanism by which either party may make specific proposals for areas of research and development collaboration with the other and retain a 90-day right of first negotiation with respect to such areas. Neither the Company nor Novartis has the right to enter into any material research and development collaboration related to the Company's strategic mission with any third party if such third party's only material contribution to the collaboration is expected to be funding, unless such party has first offered the other party the opportunity to enter into such collaboration on the same terms as such third party. These restrictions do not apply to collaborations with non-commercial sources of funding, including grants, or to financing arrangements with third parties in which the consideration to the third party is the return on financing. In addition, under the Cooperation and Collaboration Agreement, the parties have
(i) a reciprocal right of first refusal with respect to marketing certain products developed by the other party or which the other party has the right to market and (ii) a reciprocal right of first negotiation with respect to manufacturing certain products developed by the other party or which the other party has the right to manufacture.

    Pursuant to the Cooperation and Collaboration Agreement, in November 1995, the Company and Novartis entered into a collaboration agreement under which Novartis agreed to pay $26.0 million to Chiron, over a five-year period and subject to certain adjustments, in exchange for a non-exclusive, perpetual license to utilize Chiron's combinatorial chemistry techniques. In addition, the parties agreed to collaborate to utilize combinatorial chemistry technology to identify potential products in selected target areas. The agreement also provides for research funding by Novartis, and certain upfront, milestone and royalty payments, as well as product commercialization rights for both parties. In 1999, the Company recorded $4.2 million of revenues under the terms of the agreement.

    MARKET PRICE OPTION AGREEMENT. Under a Market Price Option Agreement between Chiron and an affiliate of Novartis, the Company has granted to Novartis an option to purchase newly issued shares of equity securities directly from the Company at fair market value. The number of shares Novartis is permitted to purchase under the Market Price Option Agreement is subject to the standstill restrictions set forth in the Governance Agreement. See "The Governance Agreement--Standstill". The option may be exercised at any time and also may be exercised repeatedly (subject to a minimum purchase of $1 million each time the option is exercised). Novartis may not exercise the option unless at the time of the exercise it owns shares representing at least 30% of the aggregate number of votes entitled to be voted in an election of directors of the Company. In addition, one of the following "exercise conditions" must be satisfied:
(i) Novartis is legally restricted from purchasing equity securities from any person other than the Company (including any restriction resulting from Novartis' possession of non-public material information regarding the Company);
(ii) there is insufficient liquidity in the open market to permit Novartis to purchase the number of shares it desires, either within the time period it desires or without unduly affecting the price of the shares; or (iii) Novartis' ownership interest in the Company at that time is below 50 percent and it wishes (and is permitted under then applicable standstill provisions of the Governance Agreement) to increase its ownership interest to above 50 percent (although if this is the only exercise condition that is satisfied, Novartis is not permitted to purchase shares that would increase its ownership interest above 51 percent).

    SUBSCRIPTION AGREEMENT. Under a Subscription Agreement between Chiron and Novartis, the Company has the right to require Novartis to purchase Common Stock directly from the Company at fair market value, up to a maximum subscription amount. Currently, the maximum subscription amount is $500 million. The subscription amount will be reduced in certain circumstances, as described in the Subscription Agreement. Novartis' obligation to purchase the shares is subject to the satisfaction of certain closing conditions set forth in the Subscription Agreement.

    During 1999, Novartis did not purchase any securities from the Company pursuant to the Market Price Option Agreement, the Subscription Agreement, or otherwise.

    THE NOVEMBER 1996 AGREEMENT. In November 1996, in connection with the U.S. Federal Trade Commission's review of the merger between Ciba and Sandoz Limited which created Novartis, Chiron and Novartis entered into an agreement (the "November 1996 Agreement") pursuant to which Chiron agreed to grant royalty-bearing licenses to Rhone-Poulenc Rorer, Inc. and Novartis under certain Chiron patents relating to gene therapy. As partial consideration, Novartis agreed to pay to the Company up to an aggregate of $60 million over five years, of which $10 million was paid in 1999. Novartis also agreed to cross-license to the Company certain Novartis-controlled gene therapy technologies.

    CASH PAYMENTS TO CERTAIN STOCK OPTION HOLDERS. Under the Investment Agreement, persons who on November 20, 1994 held options under the Company's 1991 Stock Option Plan were granted the right to receive certain cash payments from Novartis. The payments are calculated on the spread between $29.25 and the exercise price of the option, and are payable on a fraction (37.33%) of the options which vest each year. The right to receive the payment vests over time as the underlying options vest and, once vested, is exercisable at any time the option is outstanding. For options which vested during 1995, optionees received the cash payment and were not required to surrender the underlying options. For options which vest before or after 1995, in order to receive the payment, the optionee is required to surrender the corresponding fraction (37.33%) of the underlying options. If any such cash payments to executive officers, either alone or when aggregated with other compensation, constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code and/or would subject such individuals to a tax under Section 4999 of the Internal Revenue Code, the Company may pay the officers such additional amounts as are necessary to assure that the net after-tax amount realized by the officers is the same as if this additional tax were not imposed. In 1999, Novartis paid approximately $1.8 million to eligible option holders in connection with the surrender for cancellation of such options and reimbursed the Company for payroll taxes totaling approximately $114,474 associated with the payments.

    OTHER ARRANGEMENTS WITH NOVARTIS. The Company and Novartis have entered into other product development and other arrangements, directly and through affiliates. No such other arrangements, either individually or in the aggregate, were material to the Company during 1999.

BIOS CHILE

    In 1990, the Company entered into agreements with Bios Chile ("Bios"), a Chilean biotechnology company in which Dr. Pablo D.T. Valenzuela, former Senior Vice President, Biologicals Research and Development, holds an ownership interest. At the end of December 1999, Dr. Valenzuela ceased being an officer of the Company, and entered into a two-year consulting agreement with the Company which terminates December 31, 2001. Dr. Bernardita Mendez, Vice President, who is married to Dr. Valenzuela, is the daughter of the general manager of Bios. Under the agreements, as amended: (a) Chiron acquired 19 percent of the outstanding stock of Bios upon payment of $100,000, plus an option to acquire up to 50 percent of the outstanding stock upon payment of an additional $100,000 to Bios; (b) Chiron agreed to contribute equipment to Bios with a value of $250,000 in the first year of the agreement and $50,000 a year for ten years thereafter; and (c) Chiron agreed to pay a maximum of $25,000 per year for each of the next ten years for reasonable costs and expenses incurred by Dr. Valenzuela while performing services for Bios. In return, Bios agreed to perform research services for Chiron valued at not less than $200,000 in the first year of the agreement and $50,000 a year for ten years thereafter. The agreement between the companies further contemplates the supply of certain biotechnological services and supplies by Bios to Chiron having a value of no less than $100,000 in each of the three years following its effective date. Chiron will have the right to commercialize, outside Latin America, any product of Bios and Bios will have the right to sell certain Chiron reagents for research purposes. In fiscal year 1999, the Company paid to Bios a total of $125,097 under various provisions of the above-mentioned agreements and under a separate agreement to develop protocols for the Company's former subsidiary, Chiron Diagnostics.

LOANS TO EXECUTIVE OFFICERS

    In July 1999, the Company provided a loan to Mr. Paul J. Hastings, Vice President; President of Chiron BioPharmaceuticals, in the principal amount of $150,000 to be used exclusively for the purchase of Mr. Hastings' principal residence. The loan, which is non-interest bearing, is secured by a third deed of trust on the property. The loan will be forgiven $50,000 per year beginning with the first anniversary of Mr. Hastings' employment. The loan is repayable within 90 days should Mr. Hastings voluntarily resign and will be forgiven if Mr. Hastings' employment is terminated for reason other than cause. As of the end of 1999, the amount outstanding on the loan to Mr. Hastings was $150,000. During 1999, the largest aggregate amount outstanding on the loan was $150,000.

    In June 1998, the Company provided a loan of $1 million to Mr. Lance, Chairman and Chief Executive Officer, to acquire real property. The loan, which is non-interest bearing, is secured by a primary deed of trust on the property. Principal is payable in annual installments of $47,293 for a ten year period, with the outstanding principal balance due in full on June 22, 2008. As of the end of 1999, the amount outstanding on the loan to Mr. Lance was $952,707. During 1999, the largest aggregate amount outstanding on the loan was $1 million.

    In April 1996, the Company provided a loan of $150,000 to Rajen Dalal, Vice President; President, Chiron Blood Testing, to acquire real property. The loan has a fixed interest rate of 8.25 percent per annum and is due in full on or prior to April 23, 2001. The loan is secured by a second deed of trust on the property. As of the end of 1999, the amount outstanding on the loan to Mr. Dalal was $162,375. During 1999, the highest amount of indebtedness outstanding on the loan was $162,375.

IMETRIKUS LICENSE

    In January 1999, following the sale of Chiron's diagnostics businesses, the Company discontinued its Informatics program and subsequently terminated the employees engaged in that project. The former employees subsequently organized a new company, iMetrikus. In June 1999, Chiron and iMetrikus entered into a license agreement pursuant to which the Company granted to iMetrikus rights under certain Chiron patents and patent applications. As payment in full for such license, Chiron received shares representing approximately 15 percent of the common stock of iMetrikus. Chiron was aware as it was negotiating this transaction that iMetrikus expected to receive financial support from one or more private investors, including Dr. William J. Rutter. Dr. Rutter subsequently acquired a substantial minority interest in iMetrikus and has been elected to serve on its board of directors.

SALE OF AMSTERDAM FACILITY

    In December 1999, after a year-long marketing effort, Chiron sold its manufacturing facilities in Amsterdam, the Netherlands, to a newly formed Dutch company, Synco b.v., for $15 million in cash. Synco b.v. is owned and controlled by Dr. William J. Rutter. The Company has agreed to lease back certain office space for five years at an annual rent of $600,000 per year (to be adjusted for inflation). In addition, Chiron has agreed to provide certain services to, and receive certain service from, Synco b.v. at cost.

CERTAIN EMERYVILLE FACILITIES

    From time to time the Company has engaged Stevelle Construction Co., Inc. ("Stevelle") to provide construction services in connection with maintenance or remodeling of certain portions of the Company's Emeryville facilities. Stevelle is owned by Steven Lathrop, Mr. William G. Green's brother-in-law. Aggregate payments to Stevelle were $1.5 million in 1999 and $3.4 million from 1995 through 1998. The Company leased certain office space in Emeryville from 1995 until 1997 from Watergate Towers III Associates, a limited partnership in which Mr. Green's father-in-law, F. Pierce Lathrop, held the majority interest and Mr. Green's wife and brothers-in law held the remaining interests. Aggregate payments under the lease were $2.7 million.

CERTAIN EMPLOYMENT AGREEMENTS

    Mr. William G. Green, Senior Vice President, Secretary and General Counsel, entered into an agreement with the Company in September 1990 which provides that the Company will maintain life insurance for him in the amount of $500,000 and that, in the event Mr. Green's contributions or premiums associated with health or dental insurance exceed $4,500 in any year, the Company will pay the excess.

    Mr. Sean P. Lance, Chairman and Chief Executive Officer of the Company, entered into an agreement with the Company dated March 18, 1998 which provides
(i) for a base salary of $700,000 per year, which may be increased, but not decreased, annually by the Board of Directors; (ii) that Mr. Lance will participate in the Company's executive officer variable cash compensation program, under which he will receive a cash bonus equal to 100% of his base salary if the targeted level of performance is satisfied, with a maximum bonus of 200% if performance substantially exceeds the targeted level; (iii) that the Company will provide Mr. Lance with the lease of a company car and tax and financial services planning; (iv) that Mr. Lance will be granted options to purchase 750,000 shares of the Company's Common Stock under the Company's 1991 Stock Option Plan, as to which 125,000 shares will vest upon the first annual anniversary of Mr. Lance's employment with the Company, 475,000 shares will vest in 48 successive equal monthly installments commencing on the first anniversary of Mr. Lance's employment, and the remaining 150,000 option shares will vest on the fifth annual anniversary of Mr. Lance's employment, provided that 75,000 of the 150,000 may vest as early as the end of three years based upon attainment of certain performance goals; (v) Mr. Lance will participate in the Company's annual awards of long-term incentive compensation, presently awarded under the 1991 Stock Option Plan in the form of stock options, based upon performance as determined by the Board's Compensation Committee with a targeted value of the annual award at the grant date of 200% of Mr. Lance's base salary; (vi) the Company will reimburse customary expenses associated with Mr. Lance's relocation to California; and (vii) if Mr. Lance's employment with the Company is terminated other than for cause, or if Mr. Lance resigns for good reason, he will continue to receive (a) his base salary for three years following the termination date, provided he may elect to receive a lump sum payment equal to the discounted value of such salary; (b) in lieu of his cash bonus, a payment equal to three times the higher of his targeted bonus in the year of termination or his highest bonus during the preceding three years, payable over the salary continuation period or, at Mr. Lance's option, in a discounted lump sum;
(c) continued health care and life insurance coverage for a three year period, subject to the payment by Mr. Lance of premiums not paid by the Company under the Company's cafeteria benefit plan; (d) reasonable repatriation assistance; and (e) accelerated vesting of stock options that would otherwise have vested during the next three years following termination. Under the agreement, "good reason" is defined to include a substantial diminution in Mr. Lance's duties and responsibilities or the assignment to Mr. Lance of duties inconsistent with his position; relocation of the Company's headquarters more than 30 miles from its present location; reduction of Mr. Lance's base salary or failure to provide compensation at least equal to that provided for under compensation or benefit plans currently in effect; material breach by the Company of its obligations under Mr. Lance's employment agreement or the failure of the Company to obtain satisfactory agreement from any successor to the Company to assume Mr. Lance's employment agreement. The agreement further provides that no change in control, including any transaction in which Novartis increases its ownership interest in the Company, will itself constitute good reason. Pursuant to the March 1998 agreement, the Company provided Mr. Lance a loan in the principal amount of $1 million with a ten year term to purchase a residence. The agreement initially provided that the loan would bear interest at the applicable federal rate as defined in the Internal Revenue Code and would be forgiven over the period of Mr. Lance's service to the Company at the rate of 0.83333% of the principal amount thereof per month. In August 1998 the loan terms were amended. Under the amended terms, the loan is non-interest bearing and the principal amount of the loan is payable in annual installments of $47,293 over the life of the loan, with the principal balance of approximately $527,068 payable at final maturity. The provision for forgiveness of the loan has been eliminated. The Company has agreed to pay to Mr. Lance a special annual bonus of $47,293 over the life of the loan.

    Mr. James R. Sulat, Chief Financial Officer, entered into an agreement with the Company dated March 19, 1998 which provides (i) for a base salary of $300,000 per year; (ii) that Mr. Sulat will participate in the Company's executive officer variable cash compensation program, under which he is entitled to receive a cash bonus equal to 45% of his base salary if the targeted level of performance is satisfied, with a maximum bonus of 90% if performance substantially exceeds the targeted level; (iii) that Mr. Sulat will be granted options to purchase 150,000 shares of the Company's Common Stock under the Company's 1991 Stock Option Plan, as to which 25,000 option shares will vest on the first annual anniversary of Mr. Sulat's employment with the Company, 75,000 option shares will vest ratably monthly thereafter for 36 months, and 50,000 option shares will vest on the fifth annual anniversary of Mr. Sulat's employment; (iv) Mr. Sulat will be eligible to receive future grants of stock options under the Company's long-term incentive plan based upon individual, function and corporate performance; (v) if, within the first two years, Mr. Sulat's employment with the Company is terminated other than for cause, or if Mr. Sulat resigns for good reason, he will receive a minimum lump sum severance payment equal to the greater of one year's salary (declining in equal monthly increments to six months' base salary over the one year period commencing at the end of six months' employment with the Company) or the payment to which he would otherwise be entitled under any then effective Company severance plan, and accelerated vesting of that number of shares underlying his initial stock option grant that otherwise would have vested during the fraction of one year following his termination equal to the fraction of one year's base salary paid to him as severance; and (vi) if Mr. Sulat's employment is involuntarily terminated by the Company or its successor without cause within one year following a buyout transaction by Novartis, he will receive a minimum lump sum severance payment equal to the greater of one year's base salary or the payment to which he would otherwise be entitled under any then effective Company severance plan and full acceleration of the vesting of his initial stock option grant. Under the agreement, "good reason" is defined to include a substantial diminution in Mr. Sulat's duties and responsibilities; reduction of Mr. Sulat's base salary or failure to provide compensation and benefits at least equal to those provided generally to senior officers; a material breach by the Company of its obligations under Mr. Sulat's employment agreement or the failure of the Company to obtain satisfactory agreement from any successor to the Company to assume Mr. Sulat's employment agreement. The agreement further provides that no change in control, including any transaction in which Novartis increases its ownership interest in the Company, will itself constitute good reason.

    On January 27, 1998, Dr. Lewis T. Williams, Chief Scientific Officer and President, Chiron Research & Development, entered into an agreement with the Company which provides that if Dr. Williams' employment with the Company is terminated other than for cause, the Company will pay to Dr. Williams a lump sum equal to three times his then existing base salary. The agreement further provides that any material reduction in Dr. Williams' compensation or in the scope of his authority and responsibility that is not reasonably acceptable to Dr. Williams will be treated as constructive termination entitling Dr. Williams to this severance payment. This lump sum severance agreement supercedes and replaces certain options granted to Dr. Williams pursuant to the Company's letter agreement with Dr. Williams dated July 15, 1994 to establish a research program in the event the Company terminated Dr. Williams' employment other than for cause. Under the January 1998 agreement, Dr. Williams was also granted restricted share rights with respect to 100,000 shares of the Company's Common Stock. The share rights vest in December 2002, with earlier full vesting upon a change in control of the Company (other than by reason of an increase in Novartis' ownership interest), and earlier pro rata vesting in the event Dr. Williams' employment is terminated by the Company without cause or upon termination of employment due to death or permanent disability (based on the actual number of months worked after December 1997 plus, in the case of termination without cause, 36 months).

PENSION AGREEMENTS

    The Company has entered into supplemental pension agreements with two Named Executive Officers: Mr. William G. Green and Dr. William J. Rutter.

    Mr. Green's supplemental pension agreement is a monthly benefit for life beginning at age 60. The benefit is based on an initial contribution of $110,000, plus an annual contribution for each year of service until Mr. Green reaches age 60, such that the annual contribution when added to the maximum employee and Company matching contribution under the Company's 401(k) Plan and any future retirement benefit will not be less than $20,000. This amount will be increased by an assumed seven percent interest rate compounded annually. Taking into account certain assumptions about Internal Revenue Code limitations, and assuming Mr. Green makes the maximum 401(k) contribution under the Chiron 401(k) Plan, and receives the maximum matching contribution each year, the actuarial equivalent of Mr. Green's benefit at age 65 would be $48,921 annually for life.

    In 1989, the Company entered into a supplemental benefits agreement with Dr. William J. Rutter, director and Chairman Emeritus, under the terms of which the Company agreed to indemnify Dr. Rutter, up to an amount of $10,000 in any twelve-month period, for any University of California pension benefits he lost by reason of his change in status with the University from full-time to part-time. In 1996, under the terms of the Agreement, the Company paid
Dr. Rutter $72,496, including interest, for the years 1991 through 1996, and in each year after 1996 the Company paid Dr. Rutter $10,000. The Company will continue to pay Dr. Rutter $10,000 per year during his lifetime.

DIRECTOR INDEMNIFICATION AGREEMENTS

    The Company has indemnification agreements with directors that (i) confirm the present indemnity provided to them by the Company's Bylaws and give them assurances that this indemnity will continue to be provided despite future changes in the Bylaws and (ii) provide that, in addition, the directors shall be indemnified to the maximum extent permitted by law against all expenses (including attorneys' fees), judgments, fines, and settlement amounts incurred or paid by them in any action or proceeding, including any action by or in the right of the Company, on account of their service as a director, officer or similar official of any other company or enterprise when they are serving in such capacities at the request of the Company. The indemnification agreements further provide that expenses incurred by a director in such cases shall be paid by the Company in advance, subject to the director's obligation to reimburse the Company in the event it is ultimately determined that the director is not entitled to be indemnified for such expenses under any of the provisions of the indemnification agreement. However, no indemnity will be provided to any director under the agreements as described in clause (ii) of the first sentence of this paragraph on account of conduct which is finally adjudged to be knowingly fraudulent, deliberately dishonest, or to constitute willful misconduct. In addition, no indemnification will be provided if a final court adjudication shall determine that such indemnification is not lawful, or in respect of any suit in which judgment is rendered against a director for an accounting of profits made from a purchase or sale of securities of the Company in violation of Section 16(b) of the Exchange Act or of any similar statutory provision, or on account of any remuneration paid to a director which is finally adjudged to have been paid in violation of law. The indemnification agreements also contain provisions designed to protect the Company from unreasonable settlements or redundant legal expenditures.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and to furnish copies of such reports to the Company.

    Based solely on the Company's review of the copies of such forms it has received and written representations from certain reporting persons that they were not required to file reports on Form 5 for 1999, the Company believes that all its officers, directors and greater than 10 percent shareholders complied with all filing requirements applicable to them with respect to transactions during 1999.

                             STOCKHOLDER PROPOSALS

    Stockholder proposals intended to be considered for inclusion in the Company's Proxy Statement for next year's Annual Meeting of Stockholders must be received at the Company's principal executive office by December 5, 2000. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

    Stockholder proposals intended to be considered at this year's Annual Meeting received at the Company's principal executive office after February 20, 2000 will be considered untimely in accordance with Securities and Exchange Commission Rule 14a-5(e)(2). Proxy holders will vote in their discretion with respect to any such matter that may properly come before the Annual Meeting, absent contrary instructions.

                                 OTHER BUSINESS

    The Board of Directors is not aware of any other matter that may be presented for action at the Annual Meeting. In the event that any other matter requiring a vote of the stockholders is presented for action at the Annual Meeting, the enclosed proxy card gives authority to the persons listed on the card to vote at their discretion in the best interest of the Company.

                     ANNUAL REPORT AND FINANCIAL STATEMENTS

    The Company has chosen again this year to print summary financial information for fiscal year 1999 in its 1999 Annual Report, a copy of which is enclosed with this proxy material. The full audited consolidated financial statements of the Company and its subsidiaries and other required financial disclosures appear in the Company's Annual Report on Form 10-K for 1999, which accompanies the Annual Report.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ William G. Green

                                          SECRETARY

April 4, 2000

                              CHIRON CORPORATION

                        ANNUAL MEETING OF STOCKHOLDERS

                            THURSDAY, MAY 25, 2000
                                  10:00 A.M.

                               1450 53RD STREET
                             EMERYVILLE, CA 94608






CHIRON CORPORATION
4560 HORTON STREET, EMERYVILLE, CA 94608                                  PROXY
-------------------------------------------------------------------------------

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CHIRON
CORPORATION.

By signing this proxy, you appoint Sean P. Lance and Lewis T. Williams, and each of them, with full power of substitution, to vote all shares of Common Stock of Chiron Corporation which you are entitled to vote at the Annual Meeting and any adjournments or postponements thereof.

This proxy will be voted as you specify below. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED IN ITEM 1 AND "FOR" ITEM 2.





                    SEE REVERSE FOR VOTING INSTRUCTIONS.

                         \/  Please Detach Here  \/

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED IN ITEM 1 AND FOR ITEM 2.

1. Election of directors:
   01 Raymund Breu    02 Sean P. Lance   / / Vote FOR      / / Vote WITHHELD
   03 Pieter J. Strijkert                    all nominees      for all nominees

(INSTRUCTIONS: TO WITHHOLD AUTHORITY
TO VOTE FOR ANY INDICATED NOMINEE,       /                                     /
WRITE THE NUMBER(S) OF THE NOMINEE(S)
IN THE BOX PROVIDED TO THE RIGHT.)

2. Proposal to ratify the selection
   of KPMG LLP as independent auditors
   for the Company for fiscal year
   ending December 31, 2000.             / / For     / / Against     / / Abstain

3. In their discretion, the holders
   of this proxy are authorized to vote
   upon such other business that may
   properly come before the meeting or
   any adjournments or postponements
   thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO
DIRECTION IS GIVEN, WILL BE VOTED FOR ALL OF THE NOMINEES IN ITEM 1 AND FOR
ITEM 2.
                                           Date ________________________________

Address Change? Mark Box  / /
Indicate changes below:

                                       /                                      /

                                       Signature(s) in Box

                                       Please sign exactly as your name
                                       appears on this proxy card. If  your
                                       shares are held in joint tenancy, both
                                       persons should sign. If your shares
                                       are held by a corporation or
                                       partnership, please sign in full name
                                       of corporation or partnership by
                                       authorized person and provide the name
                                       and title of person signing the proxy.
                                       When signing as a trustee,
                                       administrator, guardian, executor or
                                       attorney, please include your
                                       title.